Exhibit 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	12121 Wilshire Blvd. Suite 300
Van Nuys, CA 91406	Los Angeles, CA 90025
(818) 908-9868	(310) 954-1100
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Announces 1st Quarter Fiscal 2009

Financial Results

VAN NUYS, CA (June 11, 2008) — Cherokee Inc. (NASDAQ:  CHKE), a leading global licensor and brand management company, today reported its financial results for the first quarter ended May 3, 2008 (the “First Quarter”).  Net income for the First Quarter decreased by a total of $341,000 to $4.7 million or $0.52 per diluted share, as compared to $5.0 million, or $0.56 per diluted share in the year ago period.  Although net revenues for the First Quarter decreased by $517,000 to $11.5 million, compared to revenues of $12.0 million in the comparable period last year, Cherokee’s operating income — due to lower expenses — declined by only $341,000 to total $7.8 million in the First Quarter, as compared to $8.1 million in the comparable period last year.  The Company ended the quarter with cash and cash equivalents of $16.9 million, trade receivables of $10.9 million, and no debt.

Howard Siegel, President of Cherokee, stated, “Our domestic royalty revenues for the First Quarter decreased by $1.2 million from the prior year, largely due to a reduction in royalty revenues earned from Target, which totaled $5.4 million for our First Quarter.  This decline was primarily offset by the growth of international royalties, which increased 12.7% to $5.5 million.  Although we expect that domestic retail softness may continue into next year, we believe that new revenue streams from our Cherokee brand in Brazil and India will add to our international growth beginning in our third quarter.  In addition, we are excited about the upcoming launch of the Norma Kamali brand at Wal-Mart, which is expected to occur in Fall 2008 and we believe this could be a significant contributor to our future royalty revenues.”

Robert Margolis, Chairman and CEO, added, “We believe that our business model and strong balance sheet will serve us well through the current retail environment while we continue to implement and execute strategies designed to maximize value for our shareholders.”

Russell J. Riopelle, Chief Financial Officer, commented, “We finished the quarter in another strong cash position and, as we previously announced, we will pay a dividend of $0.75 per share on June 17th.”

About Cherokee Inc.

Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European and Asian countries), Zellers (Canada), Pick ‘n Pay (South Africa), Fawaz Al Hokair (Middle East), Grupo Pão de Acucar (Brazil), S.A.C.I. Falabella (Chile and Peru), Arvind Mills (India), Shufersal LTD. (Israel), Comercial Mexicana (Mexico) and Grupo Eroski (Spain).  Premier clients for Cherokee’s Sideout brand include Mervyn’s (U.S.) and Shanghai Bolderway (China), and for Cherokee’s Carole Little brands include TJX Companies (U.S., Canada and Europe).  Cherokee also recently placed the Norma Kamali brand with Wal-Mart.

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding future dividend payments, the timing and impact of the launch of the Norma Kamali brand, revenue and net income growth)  involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of national, international and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending domestically and internationally, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a select group of licensees for most of the Company’s revenues, the Company’s dependence on its key management personnel and adverse determinations of claims, liabilities or litigations.  Our dividend payments during Fiscal Year 2008 have consistently exceeded our cash flow from operations, and we cannot continue to make dividend payments at recent historical levels beyond fiscal year 2009 unless cash flow from operations increases substantially.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Forms 10-K for Fiscal Year 2008, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	Three months ended
	May 3, 2008	May 5, 2007

Royalty revenues	$11,523,000	$12,040,000

Selling, general and administrative expenses	3,745,000	3,921,000
Operating income	7,778,000	8,119,000

Other income:
Investment and Interest income	70,000	425,000
Total other income	70,000	425,000

Income before income taxes	7,848,000	8,544,000

Income tax provision	3,175,000	3,530,000
Net income	$4,673,000	$5,014,000

Basic earnings per share	$0.52	$0.57

Diluted earnings per share	$0.52	$0.56

Weighted average shares outstanding
Basic	8,915,013	8,851,591
Diluted	8,933,707	8,909,850

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

	May 3,	February 2,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$16,865,000	$21,955,000
Receivables	10,852,000	7,363,000
Income taxes receivable	1,077,000	1,065,000
Prepaid expenses and other current assets	62,000	72,000
Deferred tax asset	976,000	1,010,000
Total current assets	29,832,000	31,465,000

Deferred tax asset	1,049,000	1,095,000
Property and equipment, net of accumulated depreciation of $685,000 and $671,000, respectively	197,000	184,000
Trademarks, net	9,825,000	10,077,000
Other assets	14,000	14,000
Total assets	$40,917,000	$42,835,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,093,000	$817,000
Accrued compensation payable	682,000	3,944,000
Income taxes payable	4,408,000	1,811,000
Accrued dividends payable	6,690,000	6,685,000

Total current liabilities	12,873,000	13,257,000

Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized
None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,920,569, and 8,913,902 shares issued and outstanding at May 3, 2008 and at February 2, 2008, respectively	178,000	178,000
Additional paid-in capital	16,575,000	16,092,000
Retained earnings	11,291,000	13,308,000
Stockholders’ equity	28,044,000	29,578,000
Total liabilities and stockholders’ equity	$40,917,000	$42,835,000